EXHIBIT 99.1

FROM:	Franklin Resources, Inc.
Corporate Communications: Stacey Johnston (650) 525-7458
Investor Relations: Skip Stallings (650) 525-8900
franklintempleton.com

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FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces April 1, 2006 Commencement of Conversion Period for Liquid Yield Option™ Notes Due 2031 (Zero Coupon-Senior)

San Mateo, CA, March 17, 2006 – Franklin Resources, Inc. [NYSE:BEN] (the “Company”) announced today that commencing April 1, 2006, the Company’s Liquid Yield Option™ Notes due 2031 (Zero Coupon-Senior) (“LYONs”) will become eligible for conversion into shares of the Company’s common stock, because the closing price of the Company’s common stock exceeded the conversion trigger price of $78.96 for at least 20 of the last 30 consecutive trading days in the quarter ending March 31, 2006. Holders may convert their LYONs into shares of the Company's common stock at any time prior to 5:00 p.m. Eastern Time on June 30, 2006. Subject to the indenture, the LYONS may be eligible for conversion in subsequent fiscal quarters if, among other things, certain market price conditions are satisfied.

Pursuant to the terms of the indenture under which the LYONs were issued, the LYONs will be convertible at a rate of 9.3604 shares of common stock per $1,000 principal amount of LYONs surrendered for conversion, subject to adjustment as provided in the indenture under which the LYONs were issued in May 2001. Cash will be paid in lieu of fractional shares. Upon conversion, a holder will not receive any cash payment representing accrued original issue discount.

Separately, pursuant to the terms of the indenture, following notice, the Company may redeem all or a portion of the LYONs for cash at any time on or after May 11, 2006, at the redemption prices set forth in the indenture. A holder may surrender for conversion a LYON that has been called for redemption, at any time prior to the close of business on the second business day prior to the redemption date specified by the Company in its notice.

If all currently outstanding LYONs were surrendered for conversion, the aggregate number of shares of common stock issued would be approximately 3,258,000. In accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF) Issue No. 04-8, the dilutive effect of this potential issuance has already been reflected in the Company’s diluted earnings per share reported in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series and Fiduciary Trust investment teams. The San Mateo, CA-based company has over 50 years of investment experience and $484 billion in assets under management as of February 28, 2006. For more information, please call 1-800/DIAL BEN® or visit franklintempleton.com.

Forward-Looking Statements:

Statements in this press release regarding Franklin Resources, Inc., which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of known and unknown risks, uncertainties and other important factors, some of which are listed below, that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These and other risks, uncertainties and other important factors are described in more detail in Franklin's recent filings with the U.S. Securities and Exchange Commission, including, without limitation, in Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations in Franklin's Annual Report on Form 10-K for the fiscal year ended September 30, 2005, and Franklin's Form 10-Q filings.

•      Our ability to repatriate foreign earnings at the amount currently anticipated is based on current interpretations of the American Jobs Creation Act of 2004, timely completion of the planned repatriation and relatively stable foreign exchange rates.

• We are subject to extensive and often complex, overlapping and frequently changing regulation domestically and abroad.

•      Regulatory and legislative actions and reforms, particularly those specifically focused on the mutual fund industry, are making the regulatory environment in which we operate more costly and future actions and reforms could adversely impact our assets under management, increase costs and negatively impact our profitability and future financial results.

• Any significant limitation or failure of our software applications and other technology systems that are critical to our operations could constrain our operations.
• We face risks, and corresponding potential costs and expenses, associated with conducting operations and growing our business in numerous foreign countries.
• We depend on key personnel and our financial performance could be negatively affected by the loss of their services.

•      Strong competition from numerous and sometimes larger companies with competing offerings and products could limit or reduce sales of our products, potentially resulting in a decline in our market share, revenues and net income.

• Changes in the distribution channels on which we depend could reduce our revenues and hinder our growth.
• The amount or mix of our assets under management are subject to significant fluctuations and could negatively impact our revenues and income.

•      Our increasing focus on international markets as a source of investments and sales of investment products subject us to increased exchange rate and other risks in connection with earnings and income generated overseas.

• Poor investment performance of our products could affect our sales or reduce the level of assets under management, potentially negatively impacting our revenues and income.
• We could suffer losses in earnings or revenue if our reputation is harmed.
• Our future results are dependent upon maintaining an appropriate level of expenses, which are subject to fluctuation.
• Our ability to successfully integrate widely varied business lines can be impeded by systems and other technological limitations.

•      Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

•      Certain of the portfolios we manage, including our emerging market portfolios, are vulnerable to market-specific political, economic or other risks, any of which may negatively impact our revenues and income.

• Our revenues, earnings and income could be adversely affected if the terms of our management agreements are significantly altered or these agreements are terminated by the funds we advise.
• Diverse and strong competition limits the interest rates that we can charge on consumer loans.
• Future sales of our common stock in the public market, such as upon conversion of our outstanding convertible securities, could adversely affect our stock price.

•      Civil litigation arising out of or relating to previously settled governmental investigations or other matters, governmental or regulatory investigations and/or examinations and the legal risks associated with our business could adversely impact our assets under management, increase costs and negatively impact our profitability and/or our future financial results.

• Our ability to meet cash needs depends upon certain factors, including our asset value, credit worthiness and the market value of our stock.

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